Exhibit 28 (l) under Form N-1A

Exhibit 99 under Item 601/Reg. S-K

December 8, 2021

Federated Hermes ETF Trust

4000 Ericsson Drive

Warrendale, PA 15086-7561

Ladies and Gentlemen:

For purposes of Section 14 of the Investment Company Act of 1940, as amended, Federated Hermes ETF Trust (the “Trust”) has issued and we have purchased from the Trust the amount of shares of the initial series of the Trust at the price per share below to serve as the seed capital for the Funds prior to commencement of the public offering of the Funds’ shares.

Federated Hermes Short Duration High Yield ETF

Number of Shares	Price Per Share	Total Investment
4,000	$25	$100,000

Federated Hermes Short Duration Corporate ETF

Number of Shares	Price Per Share	Total Investment
4	$25	$100

We represent and warrant to the Trust that the shares of the Trust have been acquired for investment and not with a view to distribution thereof, and that we have no present intention to redeem or dispose of any of the shares.

Very truly yours,

FII Holdings, Inc.

By: /s/ Richard Novak

Name: Richard Novak

Title: Principal Accounting Officer